Exhibit 99.2
Item 1. Financial Statements
LORILLARD, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2009	2008
	(In millions)
Assets:
Cash and cash equivalents	$1,483	$1,191
Accounts receivables, less allowance of $2 and $2	9	7
Other Receivables	52	55
Inventories	353	255
Deferred income taxes	454	454

Total current assets	2,351	1,962
Plant and equipment	220	218
Prepaid pension assets	37	36
Other investments	15	15
Deferred taxes and other assets	96	90

Total assets	$2,719	$2,321

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$21	$30
Accrued liabilities	279	255
Settlement costs	1,217	974
Income taxes	111	14

Total current liabilities	1,628	1,273
Postretirement pension, medical and life insurance benefits	320	317
Other liabilities	102	100

Total liabilities	2,050	1,690

Commitments and Contingent Liabilities
Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized—600 million shares; par value — $0.01 per share
Issued—174 million and 174 million shares
Outstanding—168 million and 174 million shares	2	2
Additional paid-in capital	228	222
Earnings retained in the business	994	965
Accumulated other comprehensive loss	(155)	(158)

	1,069	1,031
Treasury shares at cost, 6 million shares in 2008	(400)	(400)

Total shareholders’ equity	669	631

Total liabilities and shareholders’ equity	$2,719	$2,321

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
(In millions, except per share data)	2009	2008
Net sales (including excise taxes of $150 and $163, respectively)	$917	$921
Cost of sales	532	555

Gross profit	385	366
Selling, general and administrative	91	100

Operating income	294	266
Other income (expense), net	1	9

Income before income taxes	295	275
Income taxes	111	101

Net income	$184	$174

Earnings per share:
Basic	$1.09	$1.00
Diluted	$1.09	$1.00

Number of shares outstanding:
Basic	168.07	173.92
Diluted	168.18	173.92

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY
(UNAUDITED)

					Accumu
					lated		Total
	Compre-		Additional	Earnings	Other		Sharehold-
	hensive	Common	Paid-in	Retained in	Compre-	Treasury	ers’
	Income	Stock	Capital	the Business	hensive Loss	Shares	Equity
	(In millions)
Balance January 1, 2008, as previously reported		$—	$219	$882	$(88)	$—	$1,013

Par value adjustment, Lorillard common stock — 1.7 million to 1 stock split		2	(2)				—

Balance, January 1, 2008, as adjusted		2	217	882	(88)	—	$1,013
Comprehensive income:
Net income	$174			174			174
Other comprehensive gains, pension liability	1				1		1

Comprehensive income	$175

Dividends paid				(291)			(291)
Share-based compensation			1				1

Balance, March 31, 2008		$2	$218	$765	$(87)	$—	$898

Balance, January 1, 2009		$2	$222	$965	$(158)	$(400)	$631

Comprehensive income:
Net income	$184			184			184
Other comprehensive gains, pension liability	3				3		3

Comprehensive income	$187

Dividends paid				(155)			(155)
Share-based compensation			6				6

Balance, March 31, 2009		$2	$228	$994	$(155)	$(400)	$669

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008
	(In millions)
Cash flows from operating activities:
Net income	$184	$174
Adjustments to reconcile net cash provided (used in) by operating activities :
Depreciation and amortization	8	9
Deferred income taxes	—	89
Changes in operating assets and liabilities:
Accounts receivable	—	(2)
Inventories	(98)	(36)
Accounts payable and accrued liabilities	16	14
Settlement costs	243	253
Income taxes	97	4
Other assets	(4)	(3)
Postretirement health and life insurance benefits	7	2
Other	—	(5)

Net cash provided by operating activities	453	499

Cash flows from investing activities:
Purchases of investments	—	(800)
Proceeds from sales of investments	—	196
Additions to plant and equipment	(10)	(7)

Net cash used in investing activities	(10)	(611)

Cash flows from financing activities:
Dividends paid	(155)	(291)
Excess tax benefits from share-based arrangements	4	—

Net cash used in financing activities	(151)	(291)

Change in cash and cash equivalents	292	(403)
Cash and cash equivalents, beginning of year	1,191	1,210

Cash and cash equivalents, end of period	$1,483	$807

Cash paid for income taxes	$14	$16

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)
1. Basis of Presentation
          Overview. Lorillard, Inc., through its subsidiaries, is engaged in the manufacture and sale of cigarettes. Its principal products are marketed under the brand names of Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States of America.
          The consolidated condensed financial statements of Lorillard, Inc. (the “Company”), together with its subsidiaries (“Lorillard”), include the accounts of the Company and its subsidiaries after the elimination of intercompany accounts and transactions. The Company manages its operations on the basis of one reportable segment through its principal subsidiary, Lorillard Tobacco Company (“Lorillard Tobacco”).
          The accompanying unaudited consolidated condensed financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 2009 and December 31, 2008 and the unaudited consolidated condensed statements of income, shareholders’ equity and changes in cash flows for the three months ended March 31, 2009 and 2008.
          Results of operations for the three months for each of the years reported herein are not necessarily indicative of results of operations of the entire year.
          These consolidated condensed financial statements should be read in conjunction with the Consolidated Financial Statements and related Notes to Consolidated Financial Statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2009.
          On May 7, 2008, the Company amended its certificate of incorporation to affect a 1,739,234.29 for 1 stock split of its 100 shares of common stock then outstanding. All common share and per share information has been retroactively adjusted for the periods presented.
          On June 10, 2008, Loews Corporation (“Loews”) distributed 108,478,429 shares of common stock of the Company in exchange for and in redemption of all 108,478,429 outstanding shares of Loews’ Carolina Group stock, as described in the Registration Statement (File No. 333-149051) on Form S-4 filed with the SEC under the Securities act of 1933, as amended (the “Separation”). Pursuant to the terms of the Exchange Offer, described in the Registration Statement, on June 16, 2008, Loews accepted 93,492,857 shares of Loews common stock in exchange for 65,445,000 shares of the Company’s common stock. As a result of such distributions, Loews ceased to own any equity interest in the Company and the Company became an independent publicly held company.
          Prior to the Separation, Lorillard was included in the Loews consolidated federal income tax return, and federal income tax liabilities were included on the balance sheet of Loews. Under the terms of the pre-Separation Tax Allocation Agreement between Lorillard and Loews, the Company made payments to, or was reimbursed by, Loews for the tax effects resulting from its inclusion in Loews’ consolidated federal income tax return. As of March 31, 2009, Loews is obligated to reimburse Lorillard $14 million related to pre-Separation tax benefits and payments, which will be reimbursed by December 2009.
          Recently adopted accounting pronouncements. Lorillard adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008, utilizing the one year deferral that was granted for the implementation of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities. The one year deferral expired on January 1, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS No. 157 did not have a material impact on Lorillard’s financial position or results of operations.

          In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The effective date for SFAS No. 162 is November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on Lorillard’s financial position or results of operations.
          In June 2008, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force ((“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share. This interpretation is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years. Lorillard adopted this interpretation on January 1, 2009. The adoption of EITF 03-6-1 did not have a material impact on Lorillard’s financial position or results of operations.
          In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active,” which clarifies the application of SFAS No. 157 (described above) in a market that is not active. The effective date for FSP FAS 157-3 is October 10, 2008. The adoption of FSP FAS 157-3 did not have a material impact on Lorillard’s financial position or results of operations.
          In December 2007, the FASB ratified EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” effective for fiscal years beginning after December 15, 2008. EITF 07-1 defines a collaborative arrangement as an arrangement where the parties are active participants and have exposure to significant risks. Transactions with third parties should be classified in the financial statements in the appropriate category according to EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Payments between the partners of the collaborative agreement should be categorized based on the terms of the agreement, business operations, and authoritative literature. Lorillard adopted this interpretation on January 1, 2009. The adoption of EITF 07-1 did not have a material impact on Lorillard’s financial position or results of operations.
          Accounting pronouncements not yet adopted. In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures About Postretirement Benefit Plan Assets,” effective for years ending after December 15, 2009 with early application permitted. FSP FAS 132(R)-1 requires disclosure of investment policies and strategies in narrative form. FSP FAS 132(R)-1 also requires employer disclosure on the fair value of plan assets, including (a) the level in the fair value hierarchy, (b) a reconciliation of beginning and ending fair value balances for Level 3 assets, and (c) information on inputs and valuation techniques.
          In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” which requires interim disclosures on the fair value of financial instruments. The effective date is for interim periods ending after June 15, 2009.
          In April 2009, the FASB issued FSP FAS 157-4, “Determining Whether a Market is not Active and a Transaction is not Distressed,” which utilizes a two step model to determine if the market is inactive and then to determine if the transaction is distressed. The effective date is for interim and annual periods ending after June 15, 2009. Lorillard is evaluating the impact that adopting FSP FAS 157-4 will have on its financial position or results of operations.
          In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which requires that other-than-temporary impairments for debt securities be based on whether the entity intends to sell the security or the entity will more likely than not be required to sell the security before it recovers its cost basis. The effective date is for interim and annual periods ending after June 15, 2009. Lorillard is evaluating the impact that adopting FSP FAS 115-2 and FAS 124-2 will have on its financial position or results of operations.

2. Inventories
          Inventories are valued at the lower of cost, determined on a last-in, first-out (“LIFO”) basis, or market and consisted of the following:

	March 31,	December 31,
	2009	2008
	(In millions)
Leaf tobacco	$252	$208
Manufactured stock	95	42
Material and supplies	6	5

	$353	$255

          If the average cost method of accounting was used, inventories would be greater by approximately $163 and $155 million at March 31, 2009 and December 31, 2008, respectively.
3. Plant and Equipment
          Plant and equipment is stated at cost and consisted of the following:

	March 31,	December 31,
	2009	2008
	(In millions)
Land	$3	$3
Buildings	87	87
Equipment	541	532

Total	631	622
Accumulated depreciation	(411)	(404)

Plant and equipment, net	$220	$218

4. Accrued Liabilities
          Accrued liabilities were as follows:

	March 31,	December 31,
	2009	2008
	(In millions)
Legal fees	$25	$21
Salaries and other compensation	20	21
Medical and other employee benefit plans	29	27
Consumer rebates	54	62
Sales promotion	23	23
Excise and other taxes	74	56
Other accrued liabilities	54	45

Total	$279	$255

5. Fair Value
          Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:
•	Level 1 — Quoted prices for identical instruments in active markets.

•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs are unobservable.
          Lorillard is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. Lorillard performs due diligence to understand the inputs used or how the data was calculated or derived, and corroborates the reasonableness of external inputs in the valuation process.
          Assets and liabilities measured at fair value on a recurring basis are summarized below. The valuation of securities that are actively traded or have quoted prices are classified as Level 1. These securities include repurchase agreements and money market funds and were valued as follows at March 31, 2009:

	Level 1	Level 2	Level 3	Total
	(In millions)
Cash	$1	$—	$—	$1
Repurchase agreements collateralized by treasury securities	155	—	—	155
Treasury money market funds	23	—	—	23
Government money market funds	1,303	—	—	1,303
Prime money market funds	1	—	—	1

Total cash and cash equivalents	$1,483	$—	$—	$1,483

6. Earnings Per Share
          Basic and diluted earnings per share (“EPS”) were calculated using the following:

	Three Months Ended
	March 31,
	2009	2008
	(In millions)
Net Earnings	$184	$174

Weighted Average Shares Outstanding — Basic	168.07	173.92
Stock Options and Stock Appreciation Rights	.11	.00

Weighted Average Shares Outstanding — Diluted	168.18	173.92

          Options to purchase 0.6 million shares of common stock were excluded from the diluted earnings per share calculation because their effect would be anti-dilutive for the quarter ended March 31, 2009.
          Loews distributed its interest in the Company to holders of Loews’ Carolina Group stock and Loews’ common stock in a series of transactions which were completed on June 10, 2008 and June 16, 2008, respectively. The Company had 173,923,429 shares outstanding as of the Separation from Loews. All prior period EPS amounts have been adjusted to reflect the new capital structure of the Company.

7. Benefit Plans
          Lorillard has defined benefit pension, postretirement benefits, profit sharing and savings plans for eligible employees.
          Net periodic benefit cost components were as follows:

	Three Months Ended
	March 31,
Pension Benefits	2009	2008
	(In millions)
Service cost	$4	$4
Interest cost	14	14
Expected return on plan assets	(15)	(17)
Amortization of net loss	4	—
Amortization of prior service cost	1	1

Net periodic benefit cost	$8	$2

	Three Months Ended
	March 31,
Other Postretirement Benefits	2009	2008
	(In millions)
Service cost	$1	$1
Interest cost	3	3
Amortization of net loss	—	—

Net periodic benefit cost	$4	$4

8. Legal Proceedings
Legal Proceedings
Tobacco-Related Product Liability Litigation
     As of April 27, 2009, approximately 6,850 product liability cases are pending against cigarette manufacturers in the United States. Lorillard Tobacco is a defendant in approximately 5,900 of these cases. Lorillard, Inc. is a co-defendant in approximately 1,085 cases. Approximately 3,200 of these lawsuits are Engle Progeny Cases, described below, in which the claims of approximately 8,650 individual plaintiffs are asserted.
     The pending product liability cases are composed of the following types of cases:
     Conventional Product Liability Cases. Conventional Product Liability Cases are brought by individuals who allege cancer or other health effects caused by smoking cigarettes, by using smokeless tobacco products, by addiction to tobacco, or by exposure to environmental tobacco smoke. Approximately 155 cases are pending against cigarette manufacturers, including approximately 35 cases against Lorillard Tobacco. Lorillard, Inc. is a co-defendant in eight cases.
     Engle Progeny Cases. Engle Progeny Cases are brought by individuals who purport to be members of the decertified Engle class. These cases are pending in a number of Florida courts. Lorillard Tobacco is a defendant in approximately 3,200 Engle Progeny Cases. Lorillard, Inc. is a defendant in approximately 1,075 cases. Lorillard Tobacco is a party to each of the Engle Progeny Cases in which Lorillard, Inc. is named as a defendant. Many of the cases have been filed on behalf of multiple class members, and approximately 8,650 individual smokers are asserting claims in the pending cases.

     West Virginia Individual Personal Injury Cases. West Virginia Individual Personal Injury Cases are brought by individuals who allege cancer or other health effects caused by smoking cigarettes, by using smokeless tobacco products, or by addiction to cigarette smoking. The cases are pending in a single West Virginia court and have been consolidated for trial. Lorillard Tobacco is a defendant in approximately 55 of the 730 pending cases that are part of this proceeding. Lorillard, Inc. is not a defendant in any of these cases.
     Flight Attendant Cases. Flight Attendant Cases are brought by non-smoking flight attendants alleging injury from exposure to environmental smoke in the cabins of aircraft. Plaintiffs in these cases may not seek punitive damages for injuries that arose prior to January 15, 1997. Lorillard Tobacco is a defendant in each of the approximately 2,625 pending Flight Attendant Cases. Lorillard, Inc. is not a defendant in any of these cases. The time for filing Flight Attendant Cases expired during 2000 and no additional cases in this category may be filed.
     Class Action Cases. Class Action Cases are purported to be brought on behalf of large numbers of individuals for damages allegedly caused by smoking. Eight of these cases are pending against Lorillard Tobacco. Lorillard, Inc. is a defendant in two of these eight cases. Two of the eight cases assert claims on behalf of purchasers of “light” cigarettes. Lorillard, Inc. is not a defendant in either of these cases. Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in the approximately 30 additional “lights” class actions that are pending against other cigarette manufacturers.
     Reimbursement Cases. Reimbursement Cases are brought by or on behalf of entities who seek reimbursement of expenses incurred in providing health care to individuals who allegedly were injured by smoking. Plaintiffs in these cases have included the U.S. federal government, U.S. state and local governments, foreign governmental entities, hospitals or hospital districts, American Indian tribes, labor unions, private companies and private citizens. Four such cases are pending against Lorillard Tobacco and other cigarette manufacturers in the United States and one such case is pending in Israel. Lorillard, Inc. is a defendant in two of the cases pending in the United States. Plaintiffs in the case in Israel have attempted to assert claims against Lorillard, Inc.
     Included in this category is the suit filed by the federal government, United States of America v. Philip Morris USA, Inc., et al., that sought return of profits and injunctive relief. In August 2006, the trial court issued its verdict and granted injunctive relief. The verdict did not award monetary damages. See “—Reimbursement Cases” below.
     Filter Cases. In addition to the above, Filter Cases are brought by individuals, including former employees of Lorillard Tobacco, who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard Tobacco for a limited period of time ending more than 50 years ago. Lorillard is a defendant in 30 Filter Cases. Lorillard Tobacco is a defendant in 29 such cases, including two cases in which Lorillard, Inc. is a defendant. Lorillard, Inc. is also a defendant in an additional Filter Case, in which Lorillard Tobacco is not a defendant.
     In addition to the above, Lorillard Tobacco and Lorillard, Inc. are named as defendants in one case in which it is alleged that a fire caused by a Lorillard cigarette led to an individual’s death.
     Plaintiffs assert a broad range of legal theories in these cases, including, among others, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability (including claims asserted under the federal Racketeering Influenced and Corrupt Organizations Act (“RICO”)), civil conspiracy, intentional infliction of harm, injunctive relief, indemnity, restitution, unjust enrichment, public nuisance, claims based on antitrust laws and state consumer protection acts, and claims based on failure to warn of the harmful or addictive nature of tobacco products.
     Plaintiffs in most of the cases seek unspecified amounts of compensatory damages and punitive damages, although some seek damages ranging into the billions of dollars. Plaintiffs in some of the cases seek treble damages, statutory damages, disgorgement of profits, equitable and injunctive relief, and medical monitoring, among other damages.
     Conventional Product Liability Cases
     As of April 27, 2009, approximately 155 cases are pending against cigarette manufacturers in the United States. Lorillard Tobacco is a defendant in approximately 35 of these cases. Lorillard, Inc. is a defendant in four of the pending cases. Lorillard Tobacco is a party to each of the cases in which Lorillard, Inc. is a defendant.

     Since January 1, 2007, verdicts have been returned in three cases. Neither Lorillard Tobacco nor Lorillard, Inc. was a defendant in any of these trials. A defense verdict was returned in one of the trials, and a jury found in favor of the plaintiffs and awarded damages in the other two trials. The defendants in the latter cases are pursuing appeals. In rulings addressing cases tried in earlier years, some appellate courts have reversed verdicts returned in favor of the plaintiffs while other judgments that awarded damages to smokers have been affirmed on appeal. Manufacturers have exhausted their appeals and have been required to pay damages to plaintiffs in nine individual cases in recent years. Punitive damages were paid to the smokers in three of the nine cases. Neither Lorillard Tobacco nor Lorillard, Inc. was a party to these nine matters.
     Some of the cases pending against cigarette manufacturers are scheduled for trial in 2009. Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in those cases. Trial dates are subject to change.
     Engle Progeny Cases
     Plaintiffs are individuals who allege they or their decedents are former members of the class that was decertified in Engle, a class action case that was pending in Florida. The 2006 ruling by the Florida Supreme Court that ordered decertification of the Engle class also permitted former class members to file individual actions, including claims for punitive damages. The court further held that these individuals are entitled to rely on a number of the jury’s findings in favor of the plaintiffs in the first phase of the Engle trial. The time period for filing Engle Progeny Cases expired in January 2008 and no additional cases may be filed. During 2009, the Florida Supreme Court rejected a petition that sought to extend the time for purported class members to file an additional lawsuit.
     As of April 27, 2009, Lorillard Tobacco was a defendant in approximately 3,200 cases filed by individuals who allege they or their decedents were members of the Engle class. Lorillard, Inc. is a defendant in approximately 1,075 of the pending cases. Lorillard Tobacco is a party to each of the cases in which Lorillard, Inc. is a defendant. Some of the suits are on behalf of multiple plaintiffs. Claims have been asserted by or on behalf of the estates of approximately 8,650 former class members in these 3,200 cases. In some cases, spouses of alleged former class members have also brought derivative claims.
     The Engle Progeny Cases are pending in various Florida state and federal courts. Some of these courts have issued rulings that address whether these individuals are entitled to rely on a number of the jury’s findings in favor of the plaintiffs in the first phase of the Engle trial. Some of these decisions have led to pending petitions for appeal. The U.S. Court of Appeals for the Eleventh Circuit agreed to review trial court rulings determining how courts should apply the Florida Supreme Court’s ruling regarding the Engle jury’s first phase verdict.
     As of April 27, 2009, Lorillard Tobacco was a defendant in several Engle Progeny Cases that have been placed on courts’ 2009 trial calendars or in which specific 2009 trial dates have been set. Lorillard, Inc. is a defendant in some of these cases. Trial schedules are subject to change and it is not possible to predict how many of the cases pending against Lorillard Tobacco or Lorillard, Inc. will be tried during 2009. It also is not possible to predict whether some courts will implement procedures that consolidate multiple Engle Progeny Cases for trial.
     As of April 27, 2009, trial was underway in two Engle Progeny cases. Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in these cases. Verdicts had been returned in three Engle Progeny cases since the Florida Supreme Court issued its 2006 ruling that permitted members of the Engle class to bring individual lawsuits. Neither Lorillard Tobacco nor Lorillard, Inc. was a defendant in these three trials. Juries awarded actual damages and punitive damages in one of the trials. In the other two trials, juries found in favor of the defendants that the plaintiffs were not former Engle class members. As of April 27, 2009, courts in two of the cases were considering post-trial motions, while the verdict in the third case has been appealed. In a case tried prior to the Florida Supreme Court’s 2006 decision permitting members of the Engle class to bring individual lawsuits, one Florida court allowed the plaintiff to rely at trial on certain of the Engle jury’s findings. That trial resulted in a verdict for the plaintiffs in which they were awarded approximately $25 million in actual damages. Neither Lorillard Tobacco nor Lorillard, Inc. was a party to this case. The defendants in this case are pursuing an appeal of the judgment, which was not entered until 2008.
     West Virginia Individual Personal Injury Cases
     The proceeding known as “West Virginia Individual Personal Injury Cases” consolidates for trial in a single West Virginia court a number of cases that have been filed against cigarette manufacturers, including Lorillard

Tobacco. The order that consolidated the cases, among other things, permitted only those cases filed by September 2000 to participate in the consolidated trial. As a result, no additional cases may be part of this proceeding.
     Approximately 1,250 cases became part of this proceeding, and Lorillard Tobacco was named in all but a few of them. Lorillard, Inc. was not a defendant in any of these cases. More than 500 of the cases have been dismissed in their entirety. Lorillard Tobacco has been dismissed from approximately 650 additional cases because those plaintiffs did not submit evidence that they had smoked a Lorillard Tobacco product. These 650 additional cases remain pending against other cigarette manufacturers and some or all the dismissals of Lorillard Tobacco could be contested in subsequent appeals noticed by the plaintiffs.
     As of April 27, 2009, approximately 730 cases were pending. Lorillard Tobacco is a defendant in approximately 55 of the pending cases. The court has entered a trial plan that calls for a multi-phase trial. The first phase of trial has been scheduled to begin on February 1, 2010. Trial dates are subject to change.
     Flight Attendant Cases
     Approximately 2,625 Flight Attendant Cases are pending. Lorillard Tobacco and three other cigarette manufacturers are the defendants in each of these matters. Lorillard, Inc. is not a defendant in any of these cases. These suits were filed as a result of a settlement agreement by the parties, including Lorillard Tobacco, in Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Miami-Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement, among other things, permitted the plaintiff class members to file these individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997. The period for filing Flight Attendant Cases expired during 2000 and no additional cases in this category may be filed.
     The judges that have presided over the cases that have been tried have relied upon an order entered during October 2000 by the Circuit Court of Miami-Dade County, Florida. The October 2000 order has been construed by these judges as holding that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded.
     Lorillard Tobacco has been a defendant in each of the eight flight attendant cases in which verdicts have been returned. Defendants have prevailed in seven of the eight trials. In one of the seven cases in which a defense verdict was returned, the court granted plaintiff’s motion for a new trial and, following appeal, the case has been returned to the trial court for a second trial. The six remaining cases in which defense verdicts were returned are concluded. In the single trial decided for the plaintiff, French v. Philip Morris Incorporated, et al., the jury awarded $5.5 million in damages. The court, however, reduced this award to $500,000. This verdict, as reduced by the trial court, was affirmed on appeal and the defendants have paid the award. Lorillard Tobacco’s share of the judgment in this matter, including interest, was approximately $60,000. In addition, Lorillard Tobacco has paid its share of the attorneys’ fees, costs and post-judgment interest awarded to the plaintiff’s counsel in this matter. The court has ruled that Lorillard Tobacco will be required to pay approximately $290,000 in prejudgment interest on the award of attorneys’ fees Lorillard Tobacco previously paid in this matter. Pursuant to an agreement with the other defendants in this matter, Lorillard Tobacco expects that it will be reimbursed for approximately $190,000 of this amount should such award be sustained. Lorillard Tobacco has noticed an appeal from the order requiring it to pay post-judgment interest.
     As of April 27, 2009, none of the flight attendant cases are scheduled for trial. Trial dates are subject to change.
     Class Action Cases
     Lorillard Tobacco is a defendant in eight pending cases. Lorillard, Inc. is a defendant in two of these cases. Lorillard Tobacco is a party to both of the cases in which Lorillard, Inc. is a defendant. In most of the pending cases, plaintiffs seek class certification on behalf of groups of cigarette smokers, or the estates of deceased cigarette smokers, who reside in the state in which the case was filed.
     Cigarette manufacturers, including Lorillard Tobacco and Lorillard, Inc., have defeated motions for class certification in a total of 36 cases, 13 of which were in state court and 23 of which were in federal court. Motions for class certification have also been ruled upon in some of the “lights” cases or in other class actions to which neither Lorillard Tobacco nor Lorillard, Inc. was a party. In some of these cases, courts have denied class certification to the plaintiffs, while classes have been certified in other matters.
     The Scott Case. In one of the class actions pending against Lorillard Tobacco, Scott v. The American Tobacco Company, et al. (District Court, Orleans Parish, Louisiana, filed May 24, 1996), the members of the class have been awarded damages. The defendants, including Lorillard Tobacco, have noticed an appeal from this award, which has been accepted for review by the Louisiana Court of Appeal, Fourth Circuit. The appeal is from the amended final judgment entered by the District Court in July 2008 that ordered defendants to pay approximately $264 million to fund a court-supervised cessation program for the members of the certified class. The amended final judgment also awards post-judgment judicial interest that will continue to accrue from June 2004 until the judgment either is paid or is reversed on appeal. As of April 27, 2009, judicial interest totaled approximately $95.2 million. Lorillard, Inc., which was a party to the case in the past, is no longer a defendant in Scott.
     During 1997, Scott was certified a class action on behalf of certain cigarette smokers resident in the State of Louisiana who desire to participate in medical monitoring or smoking cessation programs and who began smoking prior to September 1, 1988, or who began smoking prior to May 24, 1996 and allege that defendants undermined compliance with the warnings on cigarette packages.
     Trial in Scott was heard in two phases. At the conclusion of the first phase in July 2003, the jury rejected medical monitoring, the primary relief requested by plaintiffs, and returned sufficient findings in favor of the class to proceed to a Phase II trial on plaintiffs’ request for a statewide smoking cessation program. Phase II of the trial, which concluded during May 2004, resulted in an award of $591 million to fund cessation programs for Louisiana smokers.
     In February 2007, the Louisiana Court of Appeal reduced the amount of the award by approximately $328 million; struck an award of prejudgment interest, which totaled approximately $440 million as of December 31, 2006; and limited class membership to individuals who began smoking by September 1, 1988, and whose claims accrued by September 1, 1988. In January 2008, the Louisiana Supreme Court denied plaintiffs’ and defendants’ separate petitions for review. The U.S. Supreme Court denied defendants’ request that it review the case in May 2008. The case was returned to the trial court, which subsequently entered the amended final judgment. The defendants, including Lorillard Tobacco, have appealed the amended final judgment.
     Should the amended final judgment be sustained on appeal, Lorillard Tobacco’s share of that judgment, including the award of post-judgment interest, has not been determined. In the fourth quarter of 2007, Lorillard, Inc. recorded a pretax provision of approximately $66 million for this matter which was included in selling, general and administrative expenses on the consolidated statements of income and in other liabilities on the consolidated balance sheets.
     The parties filed a stipulation in the trial court agreeing that an article of Louisiana law required that the amount of the bond for the appeal be set at $50 million for all defendants collectively. The parties further agreed that the plaintiffs have full reservations of rights to contest in the trial court the sufficiency of the bond on any grounds. Defendants collectively posted a surety bond in the amount of $50 million, of which Lorillard Tobacco secured 25%, or $12.5 million. While Lorillard Tobacco believes the limitation on the appeal bond amount is valid as required by Louisiana law, in the event of a successful challenge the amount of the appeal bond could be set as high as 150% of the judgment and judicial interest combined. If such an event occurred, Lorillard Tobacco’s share of the appeal bond has not been determined.
     The Engle Case. The case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Miami-Dade County, Florida, filed May 5, 1994), was certified as a class action on behalf of Florida residents, and survivors of Florida residents, who were injured or died from medical conditions allegedly caused by addiction to smoking. During 1999 and 2000, a jury returned verdicts that, among other things, awarded the certified class $145 billion in punitive damages, including $16.3 billion against Lorillard Tobacco. During 2006, the Florida Supreme Court vacated the punitive damages award, determined that the case could not proceed further as a class action and ordered decertification of the class. The trial court entered orders during 2008 that formally decertified the class. During July 2008, plaintiff voluntarily dismissed the case and Engle is no longer pending.

     The Florida Supreme Court’s 2006 decision also reinstated awards of actual damages to two of the three individuals whose claims were heard during the second phase of the Engle trial. One individual was awarded $3 million and the second was awarded $4 million. Both individuals informed the court that they would not seek punitive damages. These verdicts were paid during February 2008. Lorillard Tobacco’s payment was approximately $3.0 million for the verdicts and the interest that accrued since November 2000.
     Other Class Action Cases. In one of the cases pending against Lorillard Tobacco, Brown v. The American Tobacco Company, Inc., et al. (Superior Court, San Diego County, California, filed June 10, 1997), the court initially certified the case as a class action but it subsequently granted defendants’ motion for class decertification. The California Supreme Court heard plaintiffs’ appeal of the decertification order on March 3, 2009 and a ruling could be issued at any time. The class originally certified in Brown was composed of residents of California who smoked at least one of defendants’ cigarettes between June 10, 1993 and April 23, 2001 and who were exposed to defendants’ marketing and advertising activities in California.
     “Lights” Class Actions. Cigarette manufacturers are defendants in another group of approximately 30 cases in which plaintiffs’ claims are based on the allegedly fraudulent marketing of “light” or “ultra-light” cigarettes. Classes have been certified in some of these matters. In one of the pending “lights” cases, Good v. Altria Group, Inc., et al., the U.S. Supreme Court ruled that federal law does not prohibit plaintiffs from challenging statements authorized by the Federal Trade Commission about tar and nicotine yields that have been made in cigarette advertisements. Lorillard Tobacco is a defendant in one purported class action in which plaintiffs claims are limited to purchasers of “light” cigarettes, Schwab v. Philip Morris USA, Inc., et al., which is discussed below. In another case, Cleary v. Philip Morris Incorporated, et al., plaintiffs were permitted to amend their complaint in an existing class action in order to assert claims on behalf of a subclass of individuals who purchased “light” cigarettes from the defendants, including Lorillard Tobacco. Lorillard, Inc. is not a party to any of the purported “lights” class actions. A petition has been filed with the Judicial Panel on Multidistrict Litigation that proposes the transfer and consolidation of purported “lights” class actions in federal courts into a specially constituted court for pretrial proceedings. The eleven cases include the Cleary and Schwab cases that are pending against Lorillard Tobacco. As of April 27, 2009, the Judicial Panel had not issued a ruling in response to this application.
     The Schwab Case. In the case of Schwab v. Philip Morris USA, Inc., et al. (U.S. District Court, Eastern District, New York, filed May 11, 2004), plaintiffs base their claims on defendants’ alleged violations of the RICO statute in the manufacture, marketing and sale of “light” cigarettes. Plaintiffs estimated damages to the class in the hundreds of billions of dollars. Any damages awarded to the plaintiffs based on defendants’ violation of the RICO statute would be trebled. In September 2006, the court granted plaintiffs’ motion for class certification and certified a nationwide class action on behalf of purchasers of “light” cigarettes. In March 2008, the Second Circuit Court of Appeals reversed the class certification order and ruled that the case may not proceed as a class action. Schwab has been returned to the U.S. District Court for the Eastern District of New York for further proceedings, but the future activity in this matter, if any, is not known. Lorillard, Inc. is not a party to this case.
     Reimbursement Cases
     Lorillard Tobacco is a defendant in the four Reimbursement Cases that are pending in the U.S. and it has been named as a party to a case in Israel. Lorillard, Inc. is a co-defendant in two of the four cases pending in the U.S. Plaintiffs in the case in Israel have attempted to assert claims against Lorillard, Inc. In one of the cases, an order was entered dismissing the case, but the deadline for plaintiffs to notice an appeal of such order had not expired as of April 27, 2009.
     U.S. Federal Government Action. In August 2006, the U.S. District Court for the District of Columbia issued its final judgment and remedial order in the federal government’s reimbursement suit (United States of America v. Philip Morris USA, Inc., et al., U.S. District Court, District of Columbia, filed September 22, 1999). The verdict concluded a bench trial that began in September 2004. Lorillard Tobacco, other cigarette manufacturers, two parent companies and two trade associations are defendants in this action. Lorillard, Inc. is not a party to this case.
     In its 2006 verdict, the court determined that the defendants, including Lorillard Tobacco, violated certain provisions of the RICO statute, that there was a likelihood of present and future RICO violations, and that equitable relief was warranted. The government was not awarded monetary damages. The equitable relief included permanent injunctions that prohibit the defendants, including Lorillard Tobacco, from engaging in any act of racketeering, as defined under RICO; from making any material false or deceptive statements concerning cigarettes; from making any express or implied statement about health on cigarette packaging or promotional materials (these prohibitions include a ban on using such descriptors as “low tar,” “light,” “ultra-light,” “mild” or “natural”); and from making any statements that “low tar,” “light,” “ultra-light,” “mild” or “natural” or low-nicotine cigarettes may result in a reduced risk of disease. The final judgment and remedial order also requires the defendants, including Lorillard Tobacco, to make corrective statements on their websites, in certain media, in point-of-sale advertisements, and on cigarette package “inserts” concerning: the health effects of smoking; the addictiveness of smoking; that there are no significant health benefits to be gained by smoking “low tar,” “light,” “ultra-light,” “mild” or “natural” cigarettes; that cigarette design has been manipulated to ensure optimum nicotine delivery to smokers; and that there are adverse effects from exposure to secondhand smoke. If the final judgment and remedial order are not modified or vacated on appeal, the costs to Lorillard Tobacco for compliance could exceed $10 million. Defendants have appealed to the U.S. Court of Appeals for the District of Columbia Circuit, which has stayed the judgment and remedial order while the appeal is proceeding. The government also has noticed an appeal from the final judgment. The Court of Appeals heard oral argument of the consolidated appeal in October 2008 and a ruling could be issued at any time. While trial was underway, the District of Columbia Court of Appeals ruled that plaintiff may not seek return of profits. In its present appeal, the government has preserved its right to seek review of this claim by the United States Supreme Court. Prior to trial, the government had estimated that it was entitled to approximately $280 billion from the defendants for its return of profits claim. In addition, the government sought during trial more than $10 billion for the creation of nationwide smoking cessation, public education and counter-marketing programs. In its 2006 verdict, the trial court declined to award such relief. It is possible that this claim could be reinstated on appeal.
     Settlement of State Reimbursement Litigation
     On November 23, 1998, Lorillard Tobacco, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company (the “Original Participating Manufacturers”) entered into the Master Settlement Agreement (“MSA”) with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the “Settling States.” The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the MSA are referred to as the “State Settlement Agreements.”
     The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by the Original Participating Manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation.
     Lorillard recorded pretax charges for its obligations under the State Settlement Agreements of $247 million and $257 million ($154 million and $162 million after taxes) for the three months ended March 31, 2009 and 2008, respectively. Lorillard’s portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of manufactured products sold as the related sales occur.
     The State Settlement Agreements require that the domestic tobacco industry make annual payments of $9.4 billion, subject to adjustment for several factors, including inflation, market share and industry volume. In addition, the domestic tobacco industry is required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million, as well as an additional amount of up to $125 million in each year through 2008. These payment obligations are the several and not joint obligations of each settling defendant.
     The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and underage use laws, and other provisions. Lorillard Tobacco and the other Original Participating Manufacturers have notified the States that they intend to seek an adjustment in the amount of payments made in 2003 pursuant to a provision in the MSA that permits such adjustment if the companies can prove that the MSA was a significant factor in their loss of market share to companies not participating in the MSA and that the States failed to diligently enforce certain statutes passed in connection with the MSA. If the Original Participating Manufacturers are ultimately successful, any adjustment would be reflected as a credit against future payments by the Original Participating Manufacturers under the agreement.

     From time to time, lawsuits have been brought against Lorillard Tobacco and other participating manufacturers to the MSA, or against one or more of the states, challenging the validity of the MSA on certain grounds, including as a violation of the antitrust laws. See "—MSA-Related Antitrust Suit” below.
     In addition, in connection with the MSA, the Original Participating Manufacturers entered into an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states (the “Trust”). Payments to the Trust will no longer be required as a result of an assessment imposed under a new federal law repealing the federal supply management program for tobacco growers, although the states of Maryland and Pennsylvania are contending that payments under the Trust should continue to growers in those states since the new federal law did not cover them, and the matter is being litigated. Under the new law, enacted in October 2004, tobacco quota holders and growers will be compensated with payments totaling $10.1 billion, funded by an assessment on tobacco manufacturers and importers. Payments to qualifying tobacco quota holders and growers commenced in 2005.
     Lorillard believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in domestic cigarette sales in the premium price and discount price segments, Lorillard’s share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements.
     Filter Cases
     In addition to the above, claims have been brought against Lorillard Tobacco and Lorillard, Inc. by individuals who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard Tobacco for a limited period of time ending more than 50 years ago. Lorillard Tobacco is a defendant in 29 such cases. Lorillard, Inc. is a defendant in three Filter Cases, including two that also name Lorillard Tobacco. Since January 1, 2007, Lorillard Tobacco has paid, or has reached agreement to pay, a total of approximately $14.2 million in settlements to finally resolve approximately 70 claims. The related expense was recorded in selling, general and administrative expenses on the consolidated statements of income. In the only such case tried since January 1, 2007, a jury in the District Court of Bexar County, Texas, returned a verdict for Lorillard Tobacco during September 2008 in the case of Young v. Lorillard Tobacco Company. As of April 27, 2009, eight of the Filter Cases were scheduled for trial. Trial dates are subject to change.
Tobacco-Related Antitrust Cases
     Indirect Purchaser Suits. Approximately 30 antitrust suits were filed in 2000 and 2001 on behalf of putative classes of consumers in various state courts against cigarette manufacturers, including Lorillard Tobacco. The suits all alleged that the defendants entered into agreements to fix the wholesale prices of cigarettes in violation of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. More than 20 states permit such suits. Lorillard, Inc. was not named as a defendant in any of these cases. Lorillard Tobacco was a defendant in all but one of these indirect purchaser cases. Three indirect purchaser suits, in New York, Florida and Michigan, thereafter were dismissed by courts in those states, and the plaintiffs withdrew their appeals. The actions in all other states, except for New Mexico and Kansas, were voluntarily dismissed.
     In the Kansas case, the District Court of Seward County certified a class of Kansas indirect purchasers in 2002. In July 2006, the Court issued an order confirming that fact discovery was closed, with the exception of privilege issues that the Court determined, based on a Special Master’s report, justified further fact discovery. In October 2007, the Court denied all of the defendants’ privilege claims, and the Kansas Supreme Court thereafter denied a petition seeking to overturn that ruling. Discovery currently is ongoing. No date has been set by the Court for dispositive motions and trial.
     A decision granting class certification in New Mexico was affirmed by the New Mexico Court of Appeals in February 2005. As ordered by the trial court, class notice was sent out in October 2005. The New Mexico plaintiffs were permitted to rely on discovery produced in the Kansas case. In June 2006, the New Mexico trial court granted summary judgment to all defendants, and the suit was dismissed. An appeal was filed by the plaintiffs on August 14, 2006. The New Mexico Court of Appeals affirmed dismissal of all claims against Lorillard Tobacco in

December 2008, although claims against its major competitors were reinstated. Plaintiff has not sought to reinstate the claims against Lorillard Tobacco and the time for such action has expired. Accordingly, the New Mexico suit has now been concluded as against Lorillard Tobacco.
     MSA-Related Antitrust Suit. In October 2008, Lorillard Tobacco was named as a defendant in an action filed in the Western District of Kentucky, Vibo Corporation, Inc. d/b/a/ General Tobacco v. Conway, et al. The suit alleges that the named defendants, which include 52 state and territorial attorneys general and 19 tobacco manufacturers, violated the federal Sherman Antitrust Act of 1890 (the “Sherman Act”) by entering into and participating in the MSA. The plaintiff alleges that MSA participants, like it, that were not in existence when the MSA was executed in 1998 but subsequently became participants, are unlawfully required to pay significantly more sums to the states than companies that joined the MSA within 90 days after its execution. In addition to the Sherman Act claim, plaintiff has raised a number of constitutional claims against the states. Plaintiff seeks a declaratory judgment in its favor on all claims, an injunction against the continued enforcement of the MSA, treble damages against the tobacco manufacturer defendants, including Lorillard Tobacco and other manufacturer defendants, and damages and injunctive relief against the states, including contract recession and restitution. In December 2008, the court dismissed the complaint against all defendants, including Lorillard Tobacco. The court has not yet entered its final judgment. Accordingly, the time for plaintiff to appeal the decision has not yet expired.
Defenses
     Each of Lorillard Tobacco and Lorillard, Inc. believes that it has valid defenses to the cases pending against it as well as valid bases for appeal should any adverse verdicts be returned against either of them. Lorillard Tobacco is a defendant in approximately 5,900 pending product liability cases. Lorillard, Inc. is a co-defendant in approximately 1,085 of these cases. While Lorillard Tobacco and Lorillard, Inc. intend to defend vigorously all tobacco products liability litigation, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties. Plaintiffs have prevailed in several cases, as noted above. It is possible that one or more of the pending actions could be decided unfavorably as to Lorillard Tobacco, Lorillard, Inc. or the other defendants. Lorillard Tobacco and Lorillard, Inc. may enter into discussions in an attempt to settle particular cases if either believe it is appropriate to do so.
     Neither Lorillard Tobacco nor Lorillard, Inc. can predict the outcome of pending litigation. Some plaintiffs have been awarded damages from cigarette manufacturers at trial. While some of these awards have been overturned or reduced, other damages awards have been paid after the manufacturers have exhausted their appeals. These awards and other litigation activities against cigarette manufacturers continue to receive media attention. In addition, health issues related to tobacco products also continue to receive media attention. It is possible, for example, that the 2006 verdict in United States of America v. Philip Morris USA, Inc., et al., which made many adverse findings regarding the conduct of the defendants, including Lorillard Tobacco, could form the basis of allegations by other plaintiffs or additional judicial findings against cigarette manufacturers. In addition, the ruling in Good v. Altria Group, Inc., et al. could result in further “lights” litigation. Any such developments could have an adverse effect on the ability of Lorillard Tobacco or Lorillard, Inc. to prevail in smoking and health litigation and could influence the filing of new suits against Lorillard Tobacco or Lorillard, Inc. Lorillard Tobacco and Lorillard, Inc. also cannot predict the type or extent of litigation that could be brought against either of them, or against other cigarette manufacturers, in the future.
     Lorillard records provisions in the consolidated financial statements for pending litigation when it determines that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Except for the impact of the State Settlement Agreements and Scott as described above, management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of material pending litigation and, therefore, no material provision has been made in the consolidated financial statements for any unfavorable outcome. It is possible that Lorillard’s results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially adversely affected by an unfavorable outcome or settlement of certain pending litigation.
Indemnification Obligations
     In connection with the Separation Lorillard entered into a separation agreement with Loews (the “Separation Agreement”) and agreed to indemnify Loews and its officers, directors, employees and agents against all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, taxes, demands, assessments and amounts paid in settlement based on, arising out of or resulting from, among other things, Loews’ ownership of or the operation of Lorillard and its assets and properties, and its operation or conduct of its businesses at any time prior to or following the Separation (including with respect to any product liability claims).
     Loews is a defendant in three pending product liability cases. One of these is a Reimbursement Case in Israel, while the two other cases are purported Class Action Cases on file in U.S. courts. Lorillard Tobacco also is a defendant in each of the three product liability cases in which Loews is involved. Pursuant to the Separation Agreement, Lorillard will be required to indemnify Loews for the amount of any losses and any legal or other fees with respect to such cases.
Other Litigation
     Lorillard is also party to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect Lorillard’s results of operations or equity.
9. Consolidating Financial Information
Lorillard, Inc. will file a Registration Statement on Form S-3 with the SEC to allow it and its wholly-owned subsidiary, Lorillard Tobacco, to issue debt securities. For any debt securities issued by Lorillard Tobacco, the indenture will provide for an unconditional guarantee by Lorillard, Inc., as primary obligor, for the payment and performance of Lorillard Tobacco’s obligations in connection therewith.
The following sets forth the condensed consolidating balance sheets as of March 31, 2009 and 2008, condensed consolidating statements of income for the three months ended March 31, 2009 and 2008, and condensed consolidating statements of cash flows for the three months ended March 31, 2009 and 2008 for Lorillard, Inc. (herein referred to as “Parent”), Lorillard Tobacco (herein referred to as “Issuer”) and all other subsidiaries of Lorillard, Inc and Lorillard Tobacco.
The condensed consolidating financial statements present Lorillard, Inc. (as Parent Guarantor), Lorillard Tobacco (as the Issuer), all other non-guarantor subsidiaries and total consolidating adjustments. These condensed consolidating financial statements have been prepared and presented in accordance with SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Lorillard, Inc. accounts for investments in these subsidiaries under the equity method of accounting.

Condensed Consolidating Balance Sheets
March 31, 2009
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Assets:
Cash and cash equivalents	$19	$1,171	$293	$—	$1,483
Accounts receivables, less allowance of $2	—	9	—	—	9
Other receivables	—	50	2	—	52
Inventories	—	353	—	—	353
Deferred income taxes	—	454	—	—	454

Total current assets	19	2,037	295	—	2,351
Investment in subsidiaries	654	276	—	(930)	—
Plant and equipment	—	220	—	—	220
Prepaid pension assets	—	37	—	—	37
Other investments	—	—	15	—	15
Deferred taxes and other assets	(4)	94	6	—	96

Total assets	$669	$2,664	$316	($930)	$2,719

Liabilities and Shareholders Equity:
Accounts and drafts payable	$—	$21	$—	$—	$21
Accrued liabilities	—	321	(42)	—	279
Settlement costs	—	1,217	—	—	1,217
Income taxes	—	64	47	—	111

Total current liabilities	—	1,623	5	—	1,628
Postretirement pension, medical and life insurance benefits	—	320	—	—	320
Other liabilities	—	84	18	—	102

Total liabilities	—	2,027	23	—	2,050

Shareholders’ Equity:
Common stock	2	—	—	—	2
Additional paid in capital	228	270	214	(484)	228
Earnings retained in the business	994	522	79	(601)	994
Accumulated other comprehensive loss	(155)	(155)	—	155	(155)

	1,069	637	293	(930)	1,069

Treasury stock	(400)	—	—	—	(400)

Total shareholders’ equity	669	637	293	(930)	669

Total liabilities and shareholders’ equity	$669	$2,664	$316	($930)	$2,719

Condensed Consolidating Balance Sheets
March 31, 2008
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Assets:
Cash and cash equivalents	$16	$713	$78	$—	$807
Marketable securities	—	550	250	—	800
Accounts receivables, less allowance of $2	—	11	—	—	11
Other receivables	—	—	52	—	52
Inventories	—	259	—	—	259
Deferred income taxes	—	434	—	—	434

Total current assets	16	1,967	380	—	2,363
Investment in subsidiaries	888	355	—	(1,243)	—
Plant and equipment	—	205	—	—	205
Prepaid pension assets	—	105	—	—	105
Other investments	—	—	16	—	16
Deferred taxes and other assets	(6)	69	(2)	—	61

Total assets	$898	$2,701	$394	($1,243)	$2,750

Liabilities and Shareholders Equity:
Accounts and drafts payable	$—	$22	$—	$—	$22
Accrued liabilities	—	296	(44)	—	252
Settlement costs	—	1,172	—	—	1,172
Income taxes	—	(33)	47	—	14

Total current liabilities	—	1,457	3	—	1,460
Postretirement pension, medical and life insurance benefits	—	287	—	—	287
Other liabilities	—	87	18	—	105

Total liabilities	—	1,831	21	—	1,852

Shareholders’ Equity:
Common stock	2	—	—	—	2
Additional paid in capital	218	260	315	(575)	218
Earnings retained in the business	765	697	58	(755)	765
Accumulated other comprehensive loss	(87)	(87)	—	87	(87)

Total shareholders’ equity	898	870	373	(1,243)	898

Total liabilities and shareholders’ equity	$898	$2,701	$394	($1,243)	$2,750

Condensed Consolidating Statements of Income
For the Three Months Ended March 31, 2009
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Net sales (including excise taxes of $150)	$—	$917	$—	$—	$917
Cost of sales	—	532	—	—	532

Gross profit	—	385	—	—	385
Selling, general and administrative (1)	—	221	(130)	—	91

Operating income	—	164	130	—	294
Other income (expense), net	—	1	—	—	1

Income before taxes	—	165	130	—	295
Income taxes	—	64	47	—	111

Equity in earnings of subsidiaries	184	83	—	(267)	—

Net income	$184	$184	$83	$(267)	$184

(1)	Includes intercompany royalties between Issuer and other subsidiaries of a corresponding amount.

Condensed Consolidating Statements of Income
For the Three Months Ended March 31, 2008
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Net sales (including excise taxes of $163)	$—	$921	$—	$—	$921
Cost of sales	—	555	—	—	555

Gross profit	—	366	—	—	366
Selling, general and administrative (1)	—	227	(127)	—	100

Operating income	—	139	127	—	266
Other income (expense), net	—	4	5	—	9

Income before taxes	—	143	132	—	275
Income taxes	—	54	47	—	101

Equity in earnings of subsidiaries	174	85	—	(259)	—

Net income	$174	$174	$85	$(259)	$174

(1)	Includes intercompany royalties between Issuer and other subsidiaries of a corresponding amount.

Condensed Consolidating Statements of Cash Flows
For the Three Months Ended March 31, 2009
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net income	$184	$184	$83	$(267)	$184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	8	—	—	8
Changes in operating assets and liabilities:
Inventories	—	(98)	—	—	(98)
Accounts payable and accrued liabilities	—	10	6	—	16
Settlement costs	—	243	—	—	243
Income taxes	—	50	47	—	97
Other assets	—	(4)	—	—	(4)
Postretirement health and life benefits	—	7	—	—	7
Return on investment in subsidiaries	(29)	267	—	(238)	—

Net cash provided by operating activites	$155	$667	$136	$(505)	$453

Cash flows from investing activities:
Additions to plant and equipment	—	(10)	—	—	(10)

Net cash used in investing activites	—	(10)	—	—	(10)

Cash flows from financing activities:
Dividends paid	(155)	(155)	(350)	505	(155)
Return of capital	—	100	(100)	—	—
Excess tax benefits from share-based arrangements	—	4	—	—	4

Net cash used in financing activities	(155)	(51)	(450)	505	(151)

Change in cash and cash equivalents	—	606	(314)	—	292
Cash and cash equivalents, beginning of year	19	565	607	—	1,191

Cash and cash equivalents, end of year	$19	$1,171	$293	$—	$1,483

Condensed Consolidating Statements of Cash Flows
For the Three Months Ended March 31, 2008
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net income	$174	$174	$85	$(259)	$174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	9	—	—	9
Deferred income taxes	—	89	—	—	89
Changes in operating assets and liabilities:
Accounts receivable	—	(2)	—	—	(2)
Inventories	—	(36)	—	—	(36)
Accounts payable and accrued liabilities	—	20	(6)	—	14
Settlement costs	—	253	—	—	253
Income taxes	2	(51)	53	—	4
Other assets	—	(3)	—	—	(3)
Postretirement health and life benefits	—	2	—	—	2
Other	—	(5)	—	—	(5)
Return on investment in subsidiaries	67	494	—	(561)	—

Net cash provided by operating activities	$243	$944	$132	$(820)	$499

Cash flows from investing activities:
Purchases of investments	—	(550)	(250)	—	(800)
Proceeds from sales of investments	—	—	196	—	196
Additions to plant and equipment	—	(7)	—	—	(7)

Net cash used in investing activities	—	(557)	(54)	—	(611)

Cash flows from financing activities:
Dividends	(291)	(240)	(580)	820	(291)
Return of capital	—	150	(150)	—	—

Net cash used in financing activities	(291)	(90)	(730)	820	(291)

Change in cash and cash equivalents	(48)	297	(652)	—	(403)
Cash and cash equivalents, beginning of year	64	416	730	—	1,210

Cash and cash equivalents, end of year	$16	$713	$78	$—	$807